Exhibit 99.1

August 10, 2005	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports First Quarter Results

MILWAUKEE, WI – August 10, 2005

Rexnord Corporation, a leading manufacturer of precision motion technology products, today reported its summary results for the first quarter of its fiscal year 2006.

First Quarter Highlights:

•                  First quarter sales grew 27.1% to $239.9 million; organic sales growth of 8.6% and the partial quarter of Falk sales added 18.4% to the sales growth

•                  Income from operations increased 22.6% to $23.9 million; net income for the quarter was $4.9 million

•                  Adjusted EBITDA increased 27.2% to $39.3 million or 16.4% of sales

•                  Completed the acquisition of Falk on May 16th - integration activity underway

•                    Prepaid $10 million of term debt in the quarter - $61 million in the past twelve months

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’re pleased with the results we posted in the first quarter of our fiscal 2006.  Our sales, income from operations and Adjusted EBITDA all grew significantly compared to the prior year first quarter and we prepaid $10 million of term debt.  We’re also exceptionally pleased with the completion of the acquisition of Falk Corporation and the progress we’re making integrating the two outstanding companies, both from a commercial and operational perspective.”  Hitt continued, “The underlying business fundamentals within the industries in which our products are used continued to be strong in the first quarter.  In addition to the solid demand in industrial products, the demand for our aerospace products continues to be very strong, with sales up 27% compared to the prior year quarter.”  Hitt added, “In the six weeks since completing the Falk acquisition, we’ve already begun to see some of the benefits that the power of the combined company can bring to our customers.  We also believe that we can move Falk to a new level of operational and financial performance with the implementation of the Rexnord Business System.  As we move through fiscal 2006 we will continue to focus on maximizing the benefits of putting the companies together by remaining focused on our customers, operational execution and generating cash to reduce our debt.”

Sales and Adjusted EBITDA grow 27% over prior year to $239.9 million and $39.3 million, respectively

Sales in the first quarter were $239.9 million, an improvement of 27.1%, or $51.1million over the prior year quarter.  The acquisition of Falk accounted for approximately two-thirds of the sales increase, while organic growth in each of our major product lines drove the remainder of the year over year sales growth.   First quarter sales were also favorably impacted by 1.0% or $1.8 million, as the Euro and Canadian Dollar strengthened against the U.S. Dollar compared to the prior year.  Sales in our industrial businesses (flattop, bearing, coupling, gear, industrial chain and special components) grew 27% over the prior year quarter due to the acquisition of Falk and to improved market conditions within our end markets.  The end markets of energy, forest products, construction equipment and food and beverage continue to be solid, with the mining, cement, and aggregate markets experiencing robust demand due to the current pricing of natural resources and infrastructure expansion projects.  From a sales channel perspective, sales grew at both our industrial distribution channel partners and OEM customers compared to the first quarter of the prior year.  In addition to the sales growth in industrial products, sales of the Company’s aerospace products had another solid quarter, with sales increasing 27% over the prior year first quarter.

Adjusted EBITDA in the first quarter of fiscal 2006 grew 27.2% to $39.3 million or 16.4% of sales and includes $0.4 million of LIFO expense which impacted Adjusted EBITDA margins by 10 basis points.  Adjusted EBITDA in the first quarter of fiscal 2006 excludes $1.9 million of restructuring and other similar costs related to our ongoing cost reduction activities.

Gross profit margin in the first quarter was 29.7% compared to 32.4% in the first quarter of fiscal 2005.  The decline in gross profit margin compared to the prior year quarter was driven primarily by the acquisition of Falk, which has lower aggregate gross profit margins compared to the historical Rexnord stand-alone gross profit margins.  Gross profit in the first quarter of fiscal 2006 also includes $0.4 million LIFO expense which adversely impacted margins by 20 basis points.

Income from operations in the first quarter of fiscal 2006 increased $4.4 million over the first quarter of last year due to the acquisition of Falk, higher sales and better operating leverage as we continued our efforts to reduce selling, general and administrative expenses through expense reductions and strict cost controls.  The increase in income from operations was offset by higher non-operating expenses of $3.8 million (due primarily to higher interest expense and financing expenses related to the additional term loan used to fund the acquisition of Falk) and higher income tax expense of $0.7 million.  As a result, net income decreased $0.1 million compared to the first quarter of fiscal 2005.

Prepaid $10 million of term debt in the First Quarter

At the end of the first quarter, the Company had total debt of $808.1 million and cash on hand of $13.9 million.  During the first quarter, we amended our existing credit agreement to allow us to incur an additional $312 million of debt to finance the acquisition of Falk Corporation.  In addition to the increase in the amount of the credit agreement, certain revisions were also made to reduce the margin spreads, extend the maturities of existing outstanding borrowings under the facility and modify the amortization of the term loans.  Our total term debt at the end of the first quarter was $577 million, down from $587 million at the date of the Falk acquisition as we pre-paid $10 million of term debt outstanding throughout the quarter.  The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of July 3, 2005 was 4.8x compared to 3.9x at March 31, 2005, prior to the completion of the Falk acquisition.  The interest coverage ratio (EBITDA to Interest charges as defined in the Company’s credit agreement) was 3.2x compared to 3.2x as of March 31, 2005.

Outlook

Bob Hitt, Rexnord’s Chief Executive Officer, continued, “Our outlook for the remainder of fiscal 2006 assumes that the economic conditions remain relatively stable from where they are today.  We also expect to continue to make progress on operational execution as well as the integration of Falk and Rexnord.  Looking immediately ahead to the second quarter, we expect our second quarter results to be above those we just posted in the first quarter and those posted in the second quarter of last year.”

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Condensed Consolidated Statements of Cash Flows included in the financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Condensed Consolidated Statements of Cash Flows included in the financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading manufacturer of precision motion technology.  Including the acquisition of Falk, the Company has over 5,900 employees located at more than 35 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its second quarter results on a conference call on August 11, 2005 at 10:00 a.m. Eastern Time.  The call will be conducted by Robert A. Hitt, CEO and Thomas J. Jansen, CFO.  The conference call can be accessed via telephone as follows:

Domestic and Canada toll-free #	1-800-810-0924
International toll #	1-913-981-4900

Access code:	9464802

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

A replay of the conference call will be available until August 18, 2005.

Replay domestic toll-free #	1-888-203-1112
Replay international toll #	1-719-457-0820

Replay access code:	9464802

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties described in our fiscal 2005 Form 10-K. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	First Quarter Ended
(in millions)	July 3, 2005	June 30, 2004

Net sales	$239.9	$188.8

Cost of sales	168.6	127.7
Gross profit	71.3	61.1

Selling, general and administrative expenses	41.9	38.1
Restructuring and other similar costs	1.9	—
Amortization of intangible assets	3.6	3.5
Income from operations	23.9	19.5

Non-operating income (expense):
Interest expense, net	(13.6)	(10.6)
Other, net	(1.4)	(0.6)
Income before income taxes	8.9	8.3

Provision for income taxes	4.0	3.3

Net income	$4.9	$5.0

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	July 3, 2005	March 31, 2005
	(unaudited)
Assets
Current assets:
Cash	$13.9	$26.3
Receivables, net	164.3	127.7
Inventories	180.3	127.7
Other current assets	21.6	18.1
Total current assets	380.1	299.8

Property, plant and equipment, net	360.1	263.9
Intangible assets, net	141.0	111.3
Goodwill	674.1	575.1
Other assets	35.9	27.3
Total assets	$1,591.2	$1,277.4

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.9	$3.3
Trade payables	86.8	78.3
Income taxes payable	3.4	3.7
Deferred income taxes	13.0	12.8
Compensation and benefits	37.5	32.6
Current portion of pension obligations	13.6	13.6
Current portion of postretirement benefit obligations	5.7	5.7
Other current liabilities	30.3	30.9
Total current liabilities	193.2	180.9

Long-term debt	805.2	503.4
Pension obligations	71.5	75.8
Postretirement benefit obligations	33.5	34.2
Deferred income taxes	53.2	50.2
Other liabilities	7.9	8.2
Total liabilities	1,164.5	852.7

Stockholders’ equity:
Common stock, $.01 par value; authorized 5,000,000; issued and outstanding 3,622,031 shares at July 3, 2005 and 3,615,428 shares at March 31, 2005	0.1	0.1
Additional paid in capital	362.6	361.6
Retained earnings	50.3	45.4
Accumulated other comprehensive income	13.7	17.6
Total stockholders’ equity	426.7	424.7
Total liabilities and stockholders’ equity	$1,591.2	$1,277.4

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	First Quarter Ended
(in millions)	July 3, 2005	June 30, 2004

Operating activities
Net income	$4.9	$5.0
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	9.9	7.9
Amortization of intangible assets	3.6	3.5
Amortization of deferred financing costs	0.9	0.8
Changes in operating assets and liabilities:
Receivables	(0.5)	0.2
Inventories	(3.7)	(9.4)
Other assets	(2.3)	0.1
Accounts payable	(7.0)	(7.9)
Accruals and other liabilities	(9.9)	(12.4)
Cash used for operating activities	(4.1)	(12.2)

Investing activities
Expenditures for property, plant and equipment	(4.0)	(5.0)
Acquisition of Falk, net of cash acquired	(297.9)	—
Cash used for investing activities	(301.9)	(5.0)

Financing activities
Proceeds from issuance of long-term debt	312.0	—
Net (repayments) borrowings of long-term debt	(10.3)	6.3
Payment of financing fees	(7.3)	—
Proceeds from issuance of common stock	1.0	—
Cash provided by financing activities	295.4	6.3

Effect of exchange rate changes on cash	(1.8)	(0.2)
Decrease in cash	(12.4)	(11.1)
Cash at beginning of period	26.3	21.8
Cash at end of period	$13.9	$10.7

Reconciliation of EBITDA and Adjusted EBITDA

(Unaudited)

	First Quarter Ended
(in millions)	July 3, 2005	June 30, 2004

Net income	$4.9	$5.0
Interest expense, net	13.6	10.6
Provision for income taxes	4.0	3.3
Depreciation and amortization	13.5	11.4
EBITDA	36.0	30.3

Adjustments to EBITDA(1):
Restructuring and other similar costs	1.9	—
Other expense, net	1.4	0.6
Subtotal Adjustments to EBITDA	3.3	0.6

Adjusted EBITDA	$39.3	$30.9

Memo: LIFO expense	$0.4	$—

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other expense and nonrecurring items.  For the three months ended July 3, 2005, restructuring and other similar costs of $1.9 million relate to restructuring expenses associated primarily with severance and related costs.  For the three months ended July 3, 2005 and June 30, 2004, other expense consists of:  (i) management fees expense of $0.5 million and $0.5 million, respectively, (ii) foreign currency losses of $0.2 million and $0.1 million, respectively, and (iii) attorney fees incurred as part of the refinancing of our credit agreement of $0.7 million and $0.0 million respectively.

Effect of Currency Translation on Sales

The Company’s press release contains information regarding the effect of currency translation on sales, which is a non-GAAP measure.  Rexnord believes this provides useful information to investors because it reflects performance of the Company without the effect of changes in currency rates, which is outside the control of management.  Management uses sales excluding translation as a measure to monitor and evaluate the Company’s regional performance.

The following is a reconciliation of reported sales to sales excluding currency for the three month period ended July 3, 2005.

	Three Months Ended July 3, 2005
			Sales
			Excluding
		Currency	Currency
(in millions)	Sales	Translation	Translation

United States	$171.0	$—	$171.0

Canada	9.2	(0.7)	8.5

Europe	49.2	(0.6)	48.6

Rest of World	10.5	(0.5)	10.0

	$239.9	$(1.8)	$238.1